Exhibit 99.1

From:
Xponential, Inc.
6400 Atlantic Boulevard, Suite 190
Norcross, Georgia 30071
Company Contact: Dwayne Moyers,
817-731-9559
For Immediate Release
Xponential, Inc. Increases Investment in
Integrity Mutual Funds, Inc.
     Norcross, Georgia, October 16, 2006: Xponential, Inc. (OTC Bulletin Board: XPOI) announced that on October 11, 2006 its wholly owned subsidiary, PawnMart, Inc. (“PawnMart”), purchased from Integrity Mutual Funds, Inc. (“Integrity”) an unsecured convertible promissory note (the “Convertible Note”) in the amount of $950,000. The Convertible Note bears interest at a rate of 6.5%, payable semiannually, and matures in October 2016. The outstanding principal balance of the note may, at the election of PawnMart, be converted into shares of common stock of Integrity at any time after October 15, 2009 at a rate of two shares of common stock for each $1.00 of principal converted, subject to anti-dilutive adjustment.
     The purchase of the Convertible Note follows the October 4, 2006 acquisition by PawnMart of 3,050,000 shares of Integrity Series A Convertible Preferred Shares (the “Preferred Shares”) from eight investors pursuant to a private placement for a total of $1,525,000 ($0.50 per Preferred Share). The Preferred Shares provide for a 6% cumulative annual cash dividend, payable quarterly, and are convertible into shares of common stock of Integrity on a one-for-one basis at the election of PawnMart, subject to anti-dilutive adjustment. Integrity has the option, but not the obligation, to redeem the Preferred Shares at any time after the earlier to occur of a change in control or December 2008. PawnMart has entered into an agreement with Integrity pursuant to which PawnMart has agreed that, on or before the earlier to occur of (a) September 30, 2008 or (b) a sale of Integrity, PawnMart will not convert such number of Preferred Shares that, combined with PawnMart’s and its affiliates’ then holdings of common stock, will cause PawnMart and its affiliates to own more than twenty-five percent (25%) of the outstanding common stock of Integrity.
     As of October 16, 2006 the combined holdings of Xponential, Inc. and it affiliates (excluding the Convertible Note and the Preferred Shares, which are not immediately convertible) represent 12.48% of the outstanding common stock of Integrity.
     Jeffrey Cummer, Vice President and a Director of Xponential, Inc. and a member of the Board of Directors of Integrity commented, “The purchases of the Preferred Stock and the Convertible Note of Integrity reflect the positive steps we have seen thus far from Integrity’s management. This $950,000 Convertible Note will allow Integrity to reduce short term debt, increase working capital and provide a stronger balance sheet to support growth in fund assets. We see potential in Integrity’s broker dealer operations and its fund group. Integrity is working to improve its distribution network and product offerings, and has made several important changes that will improve its profitability.”
     Mr. Cummer and Dwayne Moyers, Chief Executive Officer and Chairman of the Board of Xponential, Inc., are officers of a subsidiary of Sanders Morris Harris, Inc., which subadvises the Integrity High Income Fund and the Integrity All Season Fund, which manage approximately $127 million and $4 million in investor funds, respectively. Both mutual funds are managed by Integrity.
     This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc (the “Company”). Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors that may affect the Company’s future results are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, future business decisions, and other uncertainties.